Exhibit (h)(9)

EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of September 19, 2014 by and between ADVISORSHARES INVESTMENTS, LLC (the “Adviser”) and Morgan Creek Capital Management, LLC (the “Sub-Adviser”) (the “Agreement”).

WITNESSETH

WHEREAS, the Adviser and the Sub-Adviser have entered into an Investment Sub-Advisory Agreement dated September 19, 2014 (the “Sub-Advisory Agreement”);

WHEREAS, pursuant to the Sub-Advisory Agreement, the Sub-Adviser has agreed to provide investment advisory services to those series of AdvisorShares Trust (the “Trust”) set forth in Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”) for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund’s expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto;

WHEREAS, the Adviser has agreed maintain each Fund’s expense ratio at the Maximum Annual Operating Expense Limit; and

WHEREAS, the Adviser and the Sub-Adviser have determined that it is appropriate for the Sub-Adviser to reimburse the Adviser for any Excess Amount (as hereinafter defined) borne by the Adviser to maintain each Fund’s expense ratio at the Maximum Annual Operating Expense Limit up to the amount of the sub-adviser’s monthly investment advisory fee;

NOW THEREFORE, the parties hereto agree as follows:

1.           Expense Limitation.

1.1           Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses (including litigation) not incurred in the ordinary course of such Fund’s business and amounts payable pursuant to any plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”)) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, the Sub-Adviser shall be responsible for reimbursing the Adviser a pro-rata percentage (based on the fund’s total investment advisory fee) for such excess amount (the “Excess Amount”) up to a maximum of the sub-adviser’s monthly investment advisory fee.

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Exhibit (h)(9)

1.2           Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

1.3           Method of Computation. To determine the Sub-Adviser’s liability with respect to the reimbursement of the Adviser of the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. To reimburse the Adviser for any Excess Amount borne by the Adviser, the Sub-Adviser shall waive or reduce its investment sub-advisory fee for such month by an amount equal to the Excess Amount.

1.4           Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment sub-advisory fees waived or reduced with respect to the previous fiscal year shall equal the Excess Amount.

2.           Reimbursement of Fee Waivers and Expense Reimbursements.

2.1           Reimbursement. If in any year in which the Sub-Advisory Agreement is still in effect and the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Sub-Adviser shall be entitled to reimbursement by the Adviser, in whole or in part as provided below, of the investment sub-advisory fees waived or reduced pursuant to Section 1 hereof. The total amount of reimbursement to which the Sub-Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all investment sub-advisory fees previously waived or reduced by the Sub-Adviser, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by the Adviser to the Sub-Adviser, pursuant to this Section 2, with respect to such waivers, and reductions; but in no event will the Reimbursement Amount exceed the reimbursement amount paid to the Adviser by the Fund under the Expense Limitation Agreement between the Adviser and the relevant Fund. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2           Board Notification. The Board of Trustees shall be notified of any reimbursements paid to the Sub-Adviser pursuant to this Agreement.

2.3           Method of Computation. To determine each Fund’s accrual, if any, to reimburse the Sub-Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall pay the Sub-Adviser a sufficient amount to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Sub-Adviser will in no event exceed the total Reimbursement Amount.

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Exhibit (h)(9)

2.4           Payment and Year-End Adjustment. Amounts accrued pursuant to this Agreement shall be payable to the Sub-Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

3.           Term and Termination of Agreement.

This Agreement shall continue in effect with respect to each Fund for one year following the respective Fund’s effective date and shall thereafter continue in effect from year to year for successive one-year periods, provided that this Agreement may be terminated, without payment of any penalty, with respect to any Fund:

(i) by the Adviser, for any reason and at any time; and

(ii) by the Sub-Adviser, for any reason, upon ninety (90) days’ prior written notice to the Adviser at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period.

Notwithstanding the termination of this Agreement pursuant to this Section, obligations arising under Sections 1.1, and 4.1 prior to the termination of this Agreement shall survive the termination of this Agreement.

4.           Miscellaneous.

4.1           Amendment. This Agreement may be amended only by a written instrument signed by each of the parties hereto.

4.2           Waiver. Either party’s failure to insist at any time on strict compliance with this Agreement or with any term hereof or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any rights or privileges.

4.3           Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.4           Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Declaration of Trust, as amended from time to time, is on file with the Securities and Exchange Commission. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

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Exhibit (h)(9)

4.5           Governing Law. This Agreement shall be construed in accordance with the laws of the state of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, and the Investment Advisers Act of 1940, and any rules and regulation promulgated thereunder.

4.6           Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.7           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

4.8           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

4.9           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Exhibit (h)(9)

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

ADVISORSHARES INVESTMENTS, LLC

/s/ Dan Ahrens
Name: Dan Ahrens
Title: Managing Director

MORGAN CREEK CAPITAL MANAGEMENT, LLC

/s/ Mark W. Yusko
Name: Mark W. Yusko
Title: CEO

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Exhibit (h)(9)

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

dated September 19, 2014

between

ADVISORSHARES INVESTMENTS, LLC

and

MORGAN CREEK CAPITAL MANAGEMENT, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit
Morgan Creek Global Tactical ETF	1.25%

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